Exhibit 11.2

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Kingsoft Cloud Holdings Limited

Insider Dealing Policy

Adopted May 8, 2020; Amended on April 15, 2025

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	B.	Notification of all dealings in Company Securities		16

	C.	Prohibition against dealing during Blackout Periods		16

	D.	Validity of Acknowledgement		16

IV.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS			19

	A.	Public Resales – Rule 144		19

	B.	Private Resales		20

	C.	Restrictions on Purchases of Company Securities		20

	D.	Filing Requirements.		20

		1.	Schedule 13D and 13G	20

		2.	Form 144	21

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SUMMARY OF INSIDER DEALING POLICY

This Insider Dealing Policy contains 3 parts:

●	Part I (Prevention of Insider Dealing Policy) sets out the general law on prohibition against insider dealing and is applicable to all directors, officers, employees of the Company.

●	Part II (Directors’ Dealing Policy) is applicable to all directors in their dealing in Company Securities.

●	Part III (Staff’s Dealing Policy) is applicable to all staff designated as Restricted Persons in their dealing in Company Securities.

●	Part IV (Other Limitations on Securities Transactions) sets forth other limitations under U.S. Securities Laws.

This policy applies to all Group directors, officers and employees (including part-time employees) and consultants, contractors and persons who are seconded to the Group.

Compliance with this policy is mandatory; any breach may subject individuals, as well as Group companies, to civil or criminal liability. Part A of this policy sets out the Prevention of Insider Dealing Policy (the Prevention of Insider Dealing Policy). Part B of this policy is the Directors’ Dealing Policy.

In addition, certain employees who are particularly likely to have access to Inside Information (as defined below) and who are notified that they are Restricted Persons (also as defined below) must comply with the Staff’s Dealing Policy set out in Part C of this policy in respect of Company Securities (the Staff’s Dealing Policy).

The Prevention of Insider Dealing Policy, the Directors’ Dealing Policy and the Staff’s Dealing Policy are collectively referred to as the Insider Dealing Policy.

I.	PREVENTION OF INSIDER DEALING POLICY
A.	Purpose of the Policy.

It is the policy of Kingsoft Cloud Holdings Limited, its subsidiaries and its consolidated affiliated entities (collectively, the “Company”) that the Company will, without exception, comply with all applicable laws and regulations in conducting its business.  Each employee, each executive officer, each director and each of their respective family member is expected to abide by this policy.  When carrying out Company business, employees, executive officers and directors must avoid any activity that violates applicable laws or regulations.  In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to trading window restrictions and other limitations on their ability to enter into transactions involving the Company’s securities.  Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations. The Company’s directors, officers and employees must also be aware of and comply

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at all times with the Hong Kong laws relating to insider dealing and market misconduct which are contained in Parts XIII and XIV of the Securities and Futures Ordinance (the SFO).

B.	General Rule – U.S. Securities Laws.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public.  U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees, executive officers and directors should pay particularly close attention to the laws against trading on “inside” information.  These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company.  Information is considered to be “material” if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; financial results or projections; dividend actions; mergers and acquisitions; capital raising and borrowing activities; major dispositions; major new customers, projects or products; significant advances in product development; new technologies; major personnel changes in management or change in control; expansion into new markets; unusual gains or losses in major operations; major litigation or legal proceedings; granting of stock options; and major sales and marketing changes. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with the Company’s Chief Financial Officer and the head of legal department or an officer with similar duties and responsibilities of the Company (the “Head of Legal”).  No individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others. If you are contacted by the media or by a research analyst seeking information about the Company and if you have not been expressly authorized by the Company’s Chief Financial Officer and the Head of Legal to provide information to the media or to analysts, you should refer the call to the Chief Financial Officer and the Head of Legal.  On occasion, it may be necessary for legitimate business reasons to disclose inside information to outside persons. Such persons might include investment bankers, lawyers, auditors or other companies seeking to engage in a potential transaction with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons. For example, if an employee, an executive officer or a director of a company knows material non-public financial information, that employee, executive officer or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee, executive officer or director knows information that will probably cause the share price to change, and it would be unfair for the employee, executive officer or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have.  In fact, it is more than unfair; it is considered to be fraudulent and illegal.  Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows:  It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information.  Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.  It is inside information if it has not been

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publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis.  Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities.  (This is called “tipping”).  In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading.  A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.  In addition, punitive damages may be imposed under applicable state laws.  Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States.  Controlling persons include directors, officers, and supervisors.  These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it.  It is an asset of the Company.  For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests.  More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

All directors, executive officers and employees of the Company must observe these policies at all times. Your failure to do so will be grounds for internal disciplinary action, up to and including termination of your employment or directorship.

C.	General Rule – HK Securities Laws.

Under Parts XIII and XIV of the SFO, there are various forms of market misconduct, including insider trading, which are all serious offences that attract significant civil and criminal penalties. The general rule is that if a person is in possession of Inside Information, they must not, directly or indirectly (a) deal in Company Securities; (b) pass any Inside Information to any other person (except in the proper performance of their duties); (c) recommend anyone to deal in Company Securities; or (d) use Inside Information in any manner (except in the proper performance of their duties), whether or not to achieve any advantage.

“Inside Information” refers to information about the Group, a shareholder or officer of the Company, or Company Securities, which is not generally known to the persons who are accustomed to or would be likely to deal in Company Securities but which would, if it were generally known to those persons, be likely to materially affect the price of Company Securities.

“Company Securities” means, for the purpose of the this Policy: (a) shares and equity interests in the Company; (b) derivative contracts in respect of shares in the Company, including options, warrants, rights, forwards, futures and swaps; and (c) debt issued by the Company, including debentures and bonds.

“Dealing” means acting in (i) any sale, purchase or exchange of or subscription for listed securities or their derivatives; or (ii) any acquisition or disposal of the right to sell, purchase, exchange or subscribe for listed securities or their derivatives; or (iii) any agreement to do any of those things described in (i) or (ii), either for the individual or as agent for another person.

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D.	Who Does the Policy Apply To?

General. The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information.  The prohibition applies to both domestic and international employees of the Company and its subsidiaries.  Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities.  The restrictions for the Window Group are discussed in Section F below.  In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

Restricted Persons. The Chief Executive Officer or other person as designated by the board of directors of the Company (the Board) may also determine designated employees, officers and directors of the Group as Restricted Persons who, because of their office or employment in the Group, are likely to possess Inside Information. Such Restricted Persons may apply for removal from this status by application to the company secretary or the legal department, for example when moving to a job where they will not have access to Inside Information. Such Restricted Persons must comply with the Company’s Directors’ Dealing Policy in the same way as if they were a director, as well as complying with this policy.

Former Employees. The restrictions under this policy will still apply to employees, officers and directors who cease to work for the Group. Employees, officers and directors must not, directly or indirectly, deal in Company Securities whilst in possession of Inside Information, even after such individual ceases to work for the Group, until the Inside Information has been made public or is no longer material.

E.	Other Companies’ Stock.

Employees, executive officers and directors who learn material non-public information about another company through their work at the Company, should keep it confidential and refrain from dealing (or recommending that anyone else deal) in any of the securities of another company, directly or indirectly.  Employees, executive officers and directors should not give tips about such stock.

F.	Hedging and Derivatives.

Employees, executive officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Trading in options or other derivatives is generally highly speculative and very risky.  People who buy options are betting that the stock price will move rapidly.  For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event, and may also constitute insider dealing under the SFO.  It is difficult for an employee, executive officer or director to prove that he or she did not know about the announcement or event.

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If the SEC or the Nasdaq sectors of the Company prior to an announcement, they would investigate.  Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved.  For all of these reasons, the Company prohibits its employees, executive officers and directors from trading in options or other derivatives involving the Company’s stock.  This policy does not pertain to employee stock options granted by the Company.  Employee stock options cannot be traded.

G.	Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions.  For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.  Because such a sale may occur at a time when an employee, executive officer or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, executive officers and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

H.	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.Nondisclosure.  Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Tipping refers to the transmission of inside information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. So the safest choice is: Don’t tip.

2.Trading in Company Securities.  No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.  This includes orders for purchases and sales of stock and convertible securities, including engaging in any “short sales” of the Company’s securities. The exercise of employee stock options is not subject to this policy.  However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information.  Any employee, executive officer or director who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading.

3.Avoid Speculation.  Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company.  But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market.  Such activities put the personal gain of the employee, executive officer or director in conflict with the best interests of the

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Company and its stockholders.  Although this policy does not mean that employees, executive officers or directors may never sell shares, the Company encourages employees, executive officers and directors to avoid frequent trading in Company stock.  Speculating in Company stock is not part of the Company culture.

4.Trading in Other Securities.  No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation (such as a supplier, an acquisition target or a competitor), if the employee, executive officer or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities.  For example, it would be a violation of the securities laws if an employee, executive officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

5.Restrictions on the Window Group.  The Window Group consists of (i) executive officers, directors, all general managers and deputy general managers of the Company, Company secretary and their household members, (ii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Financial Officer and the Head of Legal, (iii) all other employees of the Company and (iv) all secretaries to the foregoing individuals. The Window Group is subject to the following restrictions on trading in Company securities:

●	trading is permitted from market opens on the Nasdaq on the second business day following the release of the Company’s quarterly and annual earnings until market closes on the Nasdaq on the last trading day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below;
●	no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Chief Financial Officer and the Head of Legal; and
●	individuals in the Window Group are also subject to the general restrictions on all employees.

Note that all individuals within the Window Group should continue abiding by the foregoing trading window restrictions in the quarter that such individual ceases to be an employee of the Company or ceases to provide service to the Company and the following quarter.

Note that at times the Chief Financial Officer and the Head of Legal may determine that no trades may occur even during the Window when clearance is requested.  No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) described in Annex A hereto.  However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Financial Officer and the Head of Legal, which will only be given during a Window period.

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The Company from time to time may also impose an ad hoc trading freeze on all officers, directors, and other members of the Window Group due to significant unannounced corporate developments. These trading freezes may vary in length.

Executive officers, directors or any other member of the Window Group must promptly report to the Chief Financial Officer and the Head of Legal any transaction in any of the Company’s securities by his or her or any of their respective assistants or family members other than transactions made pursuant to an approved 10b5-1 Plan (as defined below).

IN SUMMARY, EVERY EMPLOYEE OF THE COMPANY IS SUBJECT TO TRADING RESTRICTIONS WHEN IN POSSESSION OF INSIDE INFORMATION REGARDING THE COMPANY. IN ADDITION, OFFICERS, DIRECTORS, AND OTHER MEMBERS OF THE WINDOW GROUP ARE SUBJECT TO PARAGRAPH 5 ABOVE RESTRICTING THEIR TRADING TO WINDOW PERIODS AND REQUIRING PRE-CLEARANCE.

YOU MUST PROMPTLY REPORT TO THE CHIEF FINANCIAL OFFICER AND THE HEAD OF LEGAL ANY TRADING IN THE COMPANY’S SECURITIES BY ANYONE OR DISCLOSURE OF INSIDE INFORMATION BY PERSONNEL THAT YOU HAVE REASON TO BELIEVE MAY VIOLATE THIS POLICY OR THE SECURITIES LAWS OF THE UNITED STATES.

I.	Applicability of U.S. and HK Securities Laws to International Transactions.

All employees of the Company’ and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies.  The U.S. and HK securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or Hong Kong, respectively.  Transactions involving securities of the Company’s subsidiaries or affiliates in PRC or other jurisdictions should be carefully reviewed by counsel for compliance not only with applicable local law but also for possible application of U.S. and HK securities laws.

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II.DIRECTORS’ DEALING POLICY

1.	PURPOSE OF THE POLICY

1.1

All directors of any member of the Group are required to comply with the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 to the Listing Rules (the Model Code) and Part XV of the SFO relating to disclosure of directors’ interests in shares of Group companies.

1.2

This policy has been adopted by the board of directors of the Company (the Board) in order to ensure compliance with the Model Code and Part XV of the SFO. It sets out the procedures and requirements with which all directors must comply with when dealing in Company Securities (as defined below). In addition, directors are required to comply with the Company’s Prevention of Insider Dealing Policy, which is based on the provisions of the SFO relating to market misconduct (including insider dealing). Any breach of these policies may constitute a breach of the SFO or the Listing Rules and may attract a public inquiry or civil and criminal liabilities.

1.3

Under the Model Code, directors must endeavour to ensure that all Restricted Persons (as defined in the Prevention of Insider Dealing Policy) do not deal in Company Securities at a time when they would be prohibited from so dealing if they were directors of the Company.

1.4

Directors who are aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Listing Rules or connected transactions under Chapter 14A of the Listing Rules or any Inside Information must refrain from dealing in Company Securities as soon as they become aware of them until they have been properly disclosed in accordance with the Listing Rules. Directors privy to relevant negotiations, agreements or information should caution other directors that there may be Inside Information and that they must not deal in Company Securities for a similar period.

2.	INTERPRETATION

2.1	A director’s Related Persons means:

(a)	the spouse, partner or other person who lives with the director as if he or she were a spouse;
(b)	any children (natural or adopted) and stepchildren under the age of 18 of the director or of his/her spouse;
(c)	any person with whom the director has an agreement or arrangement:
(i)	with respect to dealing in Company Securities; or
(ii)	under which the director undertakes to act together in exercising their voting power at general meetings of the Company;
(d)

any corporation of which the director or any of the above persons or entities control 30 per cent or more of the voting power at general meetings of the corporation or of which the director controls the majority of the board of directors, any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of the director or any of the above persons or entities, and any of its subsidiaries; and

(e)	a trust if:
(i)	the director or any of the above persons or entities is/are a beneficiary;
(ii)	the director is a founder of the trust with the ability to exert any influence over the trustee; or

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(iii)	the director a trustee, other than a trust of which:
(A)	the director is a bare trustee i.e. a trustee with no powers or duties except to transfer the shares according to the directions of the beneficial owners, or
(B)	the director is a co-trustee and such director has not participated in or influenced the decision to deal in the securities,

and of which neither the director nor any of the director’s Related Persons are beneficiaries, or such other persons as the Company may notify the relevant directors from time to time.

2.2	Company Securities means, for the purpose of the Directors’ Dealing Policy:

(a)	listed shares and equity interests in the Company; and
(b)

unlisted securities that are exchangeable into listed shares or equity interests in the Company and structured products and derivative contracts issued in respect of listed shares and equity interests in the Company, including options, warrants, rights, forwards, futures and swaps, whether issued by the Company or a third party.

2.3Blackout Period means any day on which the Company’s financial results are published and:

(a)

the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(b)

the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

2.4The Company will notify all directors, Restricted Persons and the Stock Exchange in advance of the commencement of any Blackout Period.

2.5Dealing includes, subject to sections 6 and 7 below, any acquisition, disposal or transfer of, subscription for or underwriting of or creation of pledge, charge or any other security interest in, any Company Securities or any entity whose assets solely or substantially comprise Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities or any such entity, in each case whether or not for consideration and whether on- or off- market, and the making of or offering to make any agreements to do any of the foregoing, and deal shall be construed accordingly.

3.	ABSOLUTE PROHIBITIONS

A.	No dealing when in possession of Inside Information
3.1	Directors and their Related Persons must not, directly or indirectly:

(a)deal in any Company Securities at any time when they possess Inside Information in relation to Company Securities; or

(b)deal in the securities of any other listed company when, by virtue of their position in the Company, possess Inside Information in relation to those securities.

B.	Notification of all dealings in Company Securities

3.2Directors and their Related Persons must not, directly or indirectly, deal in Company

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Securities at any time without first obtaining the acknowledgement of such director’s notification in accordance with the procedure set out in section 4 below.

C.	Prohibition against dealing during Blackout Periods

3.3Directors and their Related Persons must not, directly or indirectly, deal in Company Securities during Blackout Periods. In exceptional circumstances, directors may submit a written notification for dealing during a Blackout Period under section 4 below.

3.4The company secretary will inform directors in advance of the commencement and duration of Blackout Periods.

4.	NOTIFICATION PROCEDURES

4.1Before obtaining any acknowledgement of a director’s notification for any proposed dealing in Company Securities, whether by the director or their Related Persons, the notifying director should ensure that the proposed dealing:

(a)

does not take place when the notifying director or their Related Persons are in possession of Inside Information and would not otherwise be prohibited from dealing under the Company’s Insider Dealing Policy; and

(b)	does not take place during a Blackout Period (unless there are exceptional circumstances, in which case see section 4.4 below).

4.2The notifying director should submit a written request notifying the proposed transaction to the chairman of the Board or such other director of the Company as has been designated by the Board as being responsible for acknowledgement (which cannot be the notifying director him/herself, if he/she is seeking the acknowledgement). In his/her own case, the chairman shall submit a request to another designated director.

4.3The chairman or the designated director will decide whether or not to clear the proposed transaction and will notify the notifying director in writing of their decision within five trading days of receipt of the notification. The chairman and designated director have full discretion in making their decision and may decide not to clear a dealing for any reason they consider appropriate.

4.4If the notifying director or their Related Persons wish to deal in Company Securities during a Blackout Period due to exceptional circumstances, they must submit a written notification to the chairman or designated director for determination. Such individual(s) must be able to satisfy the chairman or the designated director that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, the individual(s) should consult the Company’s Chief Financial Officer and the Head of Legal whether their circumstances are exceptional as acknowledgement to notification for dealing during a Blackout Period is very rarely given.

4.5If any acknowledgement to notification is granted to a director due to exceptional circumstances, the Company will, as soon as practicable after the approved dealing, give written notice to the Stock Exchange stating why it considered the circumstances to be exceptional and shall make a public announcement in accordance with Rule C.14 of the Model Code and Rule 2.07C of the Listing Rules stating that the chairman or

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designated director is satisfied that there were exceptional circumstances justifying such dealing.

D.	Validity of Acknowledgement

4.6The acknowledgement of the chairman or the designated director is only valid for five trading days from the date on which it is granted. If the proposed dealing is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.

4.7The director and their Related Persons are immediately and absolutely prohibited from dealing in Company Securities if they come into possession of Inside Information at any point after submitting their notification to deal.

4.8Directors should inform the company secretary of the details of any approved dealing by themselves or their Related Persons as soon as possible after executing the dealing, and in any event no later than the next business day after execution, so that the Company can make the relevant disclosure of interests filings under Part XV of the SFO.

5.	RECORDS AND DISCLOSURE

(a)The company secretary will keep a written record of notification received and the acknowledgements which are granted.

6.

The Company is required to disclose in the Corporate Governance Report contained in its annual report and in its interim reports whether it has adopted a policy regarding directors’ security transactions on no less exacting terms than those set out in the Model Code; whether, having made specific enquiry of all directors, the directors have complied with the policy and the Model Code; and, in the event of any non- compliance, details of the non-compliance and an explanation of remedial steps taken to address the non-compliance.

7.	TRANSACTIONS EXEMPTED FROM NOTIFICATION REQUIREMENT

7.1	The following transactions do not require notification:

(a)buying or selling shares or interests in any publicly-traded mutual funds including Mandatory Provident Funds, other provident funds, open-ended mutual funds and, in certain cases, exchange-traded funds which may invest into Company Securities, provided that in each case (i) the funds are professionally managed by a third-party investment manager and (ii) the director or their Related Persons have no discretion over or ability to influence the investment decisions of the fund manager in respect of the securities constituting the funds;

(b)Directors taking up entitlements (or allowing them to lapse) under a rights or bonus issue, or capitalization made by the Company, including an offer of shares in lieu of a cash dividend (although disposals or transfers to another person or applications for excess entitlements would be subject to this policy);

(c)allowing entitlements to lapse under a rights issue or other offer made by the Company to holders of its securities (including an offer of shares in lieu of a cash dividend);

(d)undertakings to accept or acceptance of a general offer for Company Securities made

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to the shareholders of the Company other than those who are concert parties (as defined under the Codes on Takeovers and Mergers and Share Buy-backs) of the offeror;

(e)the exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under this policy at a price fixed at the time of grant of the share option or warrant or acceptance of an offer for shares;

(f)an acquisition of qualification shares where, under the Company’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this policy and such shares cannot be acquired at another time;

(g)	dealing where the beneficial interest in Company Securities does not change;
(h)

dealing where a shareholder places out his/her existing shares in a “top-up” placing where the number of new shares subscribed by him/her pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

(i)dealing where the beneficial ownership of Company Securities is transferred from another party by operation of law e.g. upon death.

8.	SHARE AWARDS

8.1the Company shall not grant any option, award, restricted share unit or share appreciation right (“Share Awards”) in respect of Company Securities after inside information has come to its knowledge until (and including) the trading day after it has announced the information. In particular, the Company shall not grant any Share Award during the period commencing one month immediately before the earlier of: (i) the date of the Board meeting (as such date is first notified to the Stock Exchange under the Listing Rules) for approving the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and (ii) the deadline for the Company to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. No Share Award may be granted during any period of delay in publishing a results announcement. Furthermore, no Awards shall be granted (i) during the period of 60 days immediately preceding the publication date of the annual results of the Company or if shorter, the period from the end of the relevant financial year up to the publication date of such results; and (ii) during the period of 30 days immediately preceding the publication date of the half-year results of the Company or if shorter, the period from the end of the relevant half-year period up to the publication date of such results.

8.2In respect of any grant of Share Awards which is made to a director under an approved share award scheme of the Company, the Company may, at its discretion, require such director to confirm that he/she are not in possession of any Inside Information at the time of grant.

8.3For the purpose of the Directors’ Dealing Policy, the grant to directors of a Share Award to subscribe or purchase the Company Securities shall be regarded as a dealing by such director, if the price at which such share award may be exercised is fixed at the time of such grant, if applicable. If, however, a Share Award is granted to directors on terms whereby the price at which such Share Award may be exercised is to be fixed at the time of exercise, if applicable, the dealing is to be regarded as taking place at the time of exercise.

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9.	ADDITIONAL REQUIREMENTS

9.1	In addition to complying with the requirements and restrictions on dealing contained in this policy, directors must do the following:

(a)	ensure that their Related Persons also comply with this policy;
(b)	notify

(i)co-trustee(s) of any trust of which the director or their Related Persons are a trustee;

(ii)trustee(s) of any trust of which the director or their Related Persons are a beneficiary; and

(iii)investment managers whom the director or their Related Persons have engaged for the purpose of managing funds, of the director’s directorship in the Company and of their duty to comply with this policy, so as to enable them to anticipate possible difficulties;

(c)endeavour to ensure that the trustees of any trust of which the director or their Related Persons are a beneficiary (but of which they are not a trustee) notify them after they have dealt in Company Securities on behalf of the trust, in order that the director may notify the Company; and

(d)ensure that the director do not place investment funds comprising Company Securities under professional management, discretionary or otherwise, unless the manager(s) is/are made subject to the same restrictions and procedures as the director him/herself in respect of any proposed dealings in Company Securities.

E.	Maintenance of register by the Company

9.2Directors are required to complete and submit to the company secretary a statement of interests form within seven business days of becoming a director and on a quarterly basis during which they are a director.

9.3The Company shall maintain a register of directors’ interests and short positions in accordance with section 352 of the SFO and this will be made available at every meeting of the Board, at every annual general meeting and on all other occasions as required by the SFO.

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III.	STAFF’S DEALING POLICY
1.	PURPOSE OF THE POLICY

1.1All Restricted Persons of any member of the Group are required to comply with the Model Code as well as the relevant inside dealing provisions under the SFO.

1.2This Staff’s Dealing Policy has been adopted by the board of directors of the Company (the Board) in order to ensure compliance with the Model Code and the SFO by all Restricted Persons other than a director of the Company (the Staff). It sets out the procedures and requirements Staff must comply with when dealing in Company Securities (as defined below). In addition, Staff are required to comply with the Company’s Prevention of Insider Dealing Policy, which is based on the provisions of the SFO relating to market misconduct (including insider dealing). Any breach of these policies may constitute a breach of the SFO or the Listing Rules and may attract a public inquiry or civil and criminal liabilities. The compliance with the Model Code and the SFO by a director of the Company is dealt with in the Director’s Dealing Policy.

1.3Under the Model Code, directors must endeavour to ensure that all Staff does not deal in Company Securities at a time when they would be prohibited from so dealing if they were directors of the Company.

1.4A Staff who is aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Listing Rules or connected transactions under Chapter 14A of the Listing Rules or any Inside Information must refrain from dealing in Company Securities as soon as he/she becomes aware of them until they have been properly disclosed in accordance with the Listing Rules. To the extent feasible, a Staff privy to relevant negotiations, agreements or information should caution other Staff that there may be Inside Information and that they must not deal in Company Securities for a similar period.

2.	INTERPRETATION

2.1	A Staff’s Related Persons means:

(a)	the spouse, partner or other person who lives with the Staff as if he or she were a spouse;

(b)any children (natural or adopted) and stepchildren under the age of 18 of the Staff or of his/her spouse;

(c)	any person with whom the Staff has an agreement or arrangement:
(i)	with respect to dealing in Company Securities; or
(ii)	under which the Staff undertakes to act together in exercising their voting power at general meetings of the Company;

(d)any corporation of which the Staff or any of the above persons or entities control 30 per cent or more of the voting power at general meetings of the corporation or of which the Staff controls the majority of the board of directors, any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of the Staff or any of the above persons or entities, and any of its subsidiaries; and

(e)	a trust if:

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(i)	the Staff or any of the above persons or entities is/are a beneficiary;
(ii)	the Staff is a founder of the trust with the ability to exert any influence over the trustee; or
(iii)	the Staff is a trustee, other than a trust of which:
(A)	the Staff is a bare trustee i.e. a trustee with no powers or duties except to transfer the shares according to the directions of the beneficial owners, or
(B)	the Staff is a co-trustee and they have not participated in or influenced the decision to deal in the securities,

and of which neither the Staff nor any of their Related Persons are beneficiaries, or such other persons as the Company may notify the Staff from time to time.

2.2	Company Securities means, for the purpose of the Staff’s Dealing Policy:

(a)	listed shares and equity interests in the Company; and

(b)unlisted securities that are exchangeable into listed shares or equity interests in the Company and structured products and derivative contracts issued in respect of listed shares and equity interests in the Company, including options, warrants, rights, forwards, futures and swaps, whether issued by the Company or a third party.

2.3Blackout Period means any day on which the Company’s financial results are published and:

(a)the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(b)the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

2.4The Company will notify all relevant Staff and the Stock Exchange in advance of the commencement of any Blackout Period.

2.5Dealing includes, subject to sections 6 and 7 below, any acquisition, disposal or transfer of, subscription for or underwriting of or creation of pledge, charge or any other security interest in, any Company Securities or any entity whose assets solely or substantially comprise Company Securities, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer Company Securities, or any interest in Company Securities or any such entity, in each case whether or not for consideration and whether on- or off- market, and the making of or offering to make any agreements to do any of the foregoing, and deal shall be construed accordingly.

3.	ABSOLUTE PROHIBITIONS

A.	No dealing when in possession of Inside Information
3.1	The Staff and their Related Persons must not, directly or indirectly:

(a)deal in any Company Securities at any time when the Staff possesses Inside Information in relation to Company Securities; or

(b)deal in the securities of any other listed company when, by virtue of the Staff’s position in the Company, he/she possesses Inside Information in relation to those securities.

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B.	Notification of all dealings in Company Securities

3.2The Staff and their Related Persons must not, directly or indirectly, deal in Company Securities at any time without first obtaining the acknowledgement of the Staff’s notification in accordance with the procedure set out in section 4 below.

C.	Prohibition against dealing during Blackout Periods

3.3The Staff and their Related Persons must not, directly or indirectly, deal in Company Securities during Blackout Periods. In exceptional circumstances, Staff may submit a written notification for dealing during a Blackout Period under section 4 below.

3.4The Staff will be informed in advance of the commencement and duration of Blackout Periods.

4.	NOTIFICATION PROCEDURES

4.1Before obtaining any acknowledgement of Staff’s notification for any proposed dealing in Company Securities, whether by the Staff or their Related Persons, Staff should ensure that the proposed dealing:

(a)does not take place when the Staff or their Related Persons are in possession of Inside Information and would not otherwise be prohibited from dealing under the Company’s Insider Dealing Policy; and

(b)does not take place during a Blackout Period (unless there are exceptional circumstances, in which case see section 4.4 below).

4.2Staff should submit a written request notifying the proposed transaction to the chairman of the Board or such other director of the Company as has been designated by the Board as being responsible for acknowledgement.

4.3The chairman or the designated director will decide whether or not to clear the proposed transaction and will notify Staff in writing of their decision within five trading days of receipt of the notification. The chairman and designated director have full discretion in making their decision and may decide not to clear a dealing for any reason they consider appropriate.

4.4

If the Staff or their Related Persons wish to deal in Company Securities during a Blackout Period due to exceptional circumstances, the Staff must submit a written notification to the chairman or designated director for determination. The Staff must be able to satisfy the chairman or the designated director that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, Staff should consult the Company’s Chief Financial Officer and the Head of Legal whether their circumstances are exceptional as acknowledgement to notification for dealing during a Blackout Period is very rarely given.

D.	Validity of Acknowledgement

4.5The acknowledgement of the chairman or the designated director is only valid for five

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trading days from the date on which it is granted. If the proposed dealing is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.

4.6Staff and their Related Persons are immediately and absolutely prohibited from dealing in Company Securities if they or their Related Persons come into possession of Inside Information at any point after submitting the Staff’s notification to deal.

5.	RECORDS AND DISCLOSURE

The company secretary will keep a written record of notification received and the acknowledgements which are granted.

6.	TRANSACTIONS EXEMPTED FROM NOTIFICATION REQUIREMENT

6.1	The following transactions do not require notification:

(a)buying or selling shares or interests in any publicly-traded mutual funds including Mandatory Provident Funds, other provident funds, open-ended mutual funds and, in certain cases, exchange-traded funds which may invest into Company Securities, provided that in each case (i) the funds are professionally managed by a third-party investment manager and (ii) Staff or their Related Persons have no discretion over or ability to influence the investment decisions of the fund manager in respect of the securities constituting the funds;

(b)Staff taking up entitlements (or allowing them to lapse) under a rights or bonus issue, or capitalisation made by the Company, including an offer of shares in lieu of a cash dividend (although disposals or transfers to another person or applications for excess entitlements would be subject to this policy);

(c)allowing entitlements to lapse under a rights issue or other offer made by the Company to holders of its securities (including offer of shares in lieu of a cash dividend);

(d)undertakings to accept or acceptance of a general offer for Company Securities made to the shareholders of the Company other than those who are concert parties (as defined under the Codes on Takeovers and Mergers and Share Buy-backs) of the offeror;

(e)the exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under this policy at a price fixed at the time of grant of the share option or warrant or acceptance of an offer for shares;

(f)an acquisition of qualification shares where,  under the  Company’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this policy and such shares cannot be acquired at another time;

(g)	dealing where the beneficial interest in Company Securities does not change;
(h)

dealing where a shareholder places out his/her existing shares in a “top-up” placing where the number of new shares subscribed by him/her pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

(i)dealing where the beneficial ownership of Company Securities is transferred from another party by operation of law e.g. upon death.

7.	SHARE AWARDS

7.1the Company shall not grant any Share Awards in respect of Company Securities after inside information has come to its knowledge until (and including) the trading

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day after it has announced the information. In particular, the Company shall not grant any Share Award during the period commencing one month immediately before the earlier of: (i) the date of the Board meeting (as such date is first notified to the Stock Exchange under the Listing Rules) for approving the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and (ii) the deadline for the Company to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement. No Share Award may be granted during any period of delay in publishing a results announcement. Furthermore, no Awards shall be granted (i) during the period of 60 days immediately preceding the publication date of the annual results of the Company or if shorter, the period from the end of the relevant financial year up to the publication date of such results; and (ii) during the period of 30 days immediately preceding the publication date of the half-year results of the Company or if shorter, the period from the end of the relevant half-year period up to the publication date of such results.

7.2In respect of any grant of a Share Award in respect of Company Securities which is made to Staff under an approved share award scheme of the Company, the Company may, at its discretion, require such Staff to confirm that they are not in possession of any Inside Information at the time of grant.

7.3For the purpose of the Staff’s Dealing Policy, the grant to Staff of a Share Award to subscribe or purchase the Company Securities shall be regarded as a dealing by such Staff, if the price at which such share-based award may be exercised is fixed at the time of such grant, if applicable. If, however, a Share Award is granted to Staff on terms whereby the price at which such Share Award may be exercised is to be fixed at the time of exercise, if applicable, the dealing is to be regarded as taking place at the time of exercise.

8.	ADDITIONAL REQUIREMENTS

8.1In addition to complying with the requirements and restrictions on dealing contained in this policy, all Staff must do the following:

(a)	ensure that their Related Persons also comply with this policy;
(b)	notify (i) co-trustee(s) of any trust of which the Staff or their Related Persons are a trustee;
(ii)	trustee(s) of any trust of which the Staff or their Related Persons are a beneficiary; and

(iii)investment managers whom the Staff or their Related Persons have engaged for the purpose of managing funds, of the Staff’s employment with the Company and of their duty to comply with this policy, so as to enable them to anticipate possible difficulties;

(c)endeavour to ensure that the trustees of any trust of which the Staff or their Related Persons are a beneficiary (but of which the Staff is not a trustee) notify the Staff after they have dealt in Company Securities on behalf of the trust, in order that the Staff may notify the Company; and

(d)ensure that the Staff do not place investment funds comprising Company Securities under professional management, discretionary or otherwise, unless the manager(s) is/are made subject to the same restrictions and procedures as the Staff him/herself in respect of any proposed dealings in Company Securities.

9.	INQUIRIES

Any questions or concerns arising from this policy should be directed to the Company’s Chief Financial Officer and the Head of Legal.

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IV.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.	Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available.  Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met.  These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

1.  Holding Period.  Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale.  Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.  Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.  Current Public Information.  Current information about the Company must be publicly available before the sale can be made.  The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.  If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.”  A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.  Volume Limitations.  The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate.  The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

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4.  Manner of Sale.  Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.  Notice of Sale.  An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.  See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift.  Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales.

Directors and officers also may sell securities in a private transaction without registration.  Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144.  Private resales raise certain documentation and other issues and must be reviewed in advance by the Head of Legal.

C.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act.  Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place.  You should consult with the Head of Legal, if you desire to make purchases of Company stock during any period that the Company is making conducting an offering or buying shares from the public.

D.	Filing Requirements.

1.Schedule 13D and 13G.  Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act.  The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached.  If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days after the material change.  A decrease in beneficial ownership to less than five percent is per se material and must be reported.

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A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities).  A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.Form 144.  As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

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Annex A

Guidelines for 10b5-1 Plans

The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the shares of Kingsoft Cloud Holdings Limited (the “Company”). All 10b5-1 Plans entered into and any amendment, suspension or termination must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Statement of Policy Concerning Trading in Company Securities (the “Trading Policy”) and other Company policies and must meet the following conditions:

Participants

Company directors, officers and employees (each, an “Insider,” and collectively, “Insiders”) are eligible to adopt a 10b5-1 Plan.

Plan and Approval

The 10b5-1 Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Company. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines. Each 10b5-1 Plan must be approved in writing by the Company’s Chief Financial Officer and the head of legal department or an officer with similar duties and responsibilities of the Company (the “Head of Legal”) prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Insider must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Insider certifying that (a) such person is not in possession of material non-public information about the Company or its securities, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Timing and Term of Plan

Each 10b5-1 Plan must be adopted (a) during an open trading window under the Company’s Trading Policy, and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Each 10b5-1 Plan must be structured to remain in place for at least six months but no longer than 12 months after the effective date of such plan. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Insiders who are directors or officers (“D&O Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders (the “Other Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.

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Plan Specifications

Discretion Regarding Trades. The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

Amendment, Suspension and Termination

Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the Chief Financial Officer and the Head of Legal. In addition, an Insider may voluntarily amend a 10b5-1 Plan only (a) during an open trading window under the Company’s Trading Policy and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

Mandatory Suspension

Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.

Results of Termination of a Plan

If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.

Only One Plan in Effect at Any Time

An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted, provided that (a) the Election is made during an open trading window under the Trading Policy, (b) at the time of the Election, the Insider is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

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An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

Limitation on Single-Trade Arrangements

In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions, and (b) Sales to Cover.

No Hedging

As described in the Trading Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Compliance with Rule 144

All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

Broker Obligation to Provide Notice of Trades

Each 10b5-1 Plan entered into by an Insider must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Insider and the Company in sufficient time to allow for the Insider to make timely filings under the Exchange Act.

Insider Obligation to Make Exchange Act Filings and Company Disclosures

Each 10b5-1 Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Insider and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by D&O Insiders, as required by the Securities and

CONFIDENTIAL

Exchange Commission’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.

Required Footnote Disclosure

Insiders must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.